Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement Number 333-176873 on Form S-3 of our report dated March , 2013 relating to the financial statements of United States 12 Month Oil Fund, LP as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 and the effectiveness of United States 12 Month Oil Fund, LP’s internal control over financial reporting dated March 13, 2013, appearing in this Annual Report on Form 10-K of United States 12 Month Oil Fund, LP for the year ended December 31, 2012.

/s/ Spicer Jeffries LLP

Greenwood Village, Colorado

March 13, 2013